Exhibit 10.36

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Commercial Supply Agreement

This Commercial Supply Agreement is entered into as of December 15, 2021 (the Effective Date) between

F.I.S. Fabbrica Italiana Sintetici S.p.A.,

an Italian corporation, with offices at Viale Milano 26, 36075 Montecchio Maggiore (VI), Italy,

(FIS)

and

Acadia Pharmaceuticals Inc.
a Delaware corporation, with offices at 12830 El Camino Real, Suite 4300, San Diego, California USA 92130,

(Acadia)

Preamble

A.
Acadia (and its Affiliates) engages in the business of research, development and commercialization of pharmaceutical compounds and products;
B.
FIS (and its Affiliates) has substantial expertise in process development, cGMP scale-up and cGMP manufacturing of active pharmaceutical ingredients;
C.
Acadia and FIS have entered into a Master Services Agreement, effective as of January 25, 2019 (the “Master Services Agreement”), pursuant to which FIS may perform certain non-commercial manufacturing, analysis, and development services for Acadia;
D.
Acadia and FIS desire to maintain the Master Services Agreement, and also enter into this Commercial Supply Agreement (this “CSA” or “Agreement”) to provide the terms and conditions upon which FIS shall conduct certain commercial testing and/or manufacturing services for Acadia from and after the Effective Date.

Now, therefore, the Parties agree as follows:

1.
Definitions

Unless otherwise defined in this Agreement, each of the capitalized terms used in this Agreement (other than the headings of the Articles and Sections) shall have the meanings indicated below. Such meanings shall apply equally to all forms of such terms, including singular and plural forms, unless otherwise clearly indicated.

1.1
Acadia shall have the meaning set forth on the front page of this Agreement.
1.2
Active Ingredient shall mean any Acadia pharmaceutical or biopharmaceutical agent (whether chemical or biologic) identified in any CSA Attachment.
1.3
Affiliate shall mean, with respect to a Party, any corporation or other entity that controls, is controlled by, or is under common control with such Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or controls, directly or indirectly, fifty percent (50%) or more of the share capital or voting rights of such entity or the power to direct or cause the direction of the management or policies of such other corporation or entity, whether through the ownership of voting securities, by contract or otherwise.
1.4
Agreement or CSA shall mean this Commercial Supply Agreement including its Annexes (and appendices, if applicable), as amended from time to time by mutual written agreement signed by both Parties.
1.5
Applicable Laws shall mean (a) all treaties, laws, ordinances, statutes, rules, regulations, or orders in the Territory in which the given activities will be performed and which are applicable to the performance of the Services and to the obligations of the Parties, as the context requires, under this Agreement, and regulations promulgated thereunder, cGMP, and the FD&C Act; and (b) all applicable codes of ethics, principles, and industry standards of the jurisdiction(s) in which the given activities will be performed, including but not limited to the jurisdiction where FIS processes Product, as any of the foregoing may be amended from time-to-time.
1.6
Background Intellectual Property or Background IP shall mean Intellectual Property that is or becomes Controlled by a Party and that exists on or before the Effective Date or is developed, conceived, created, or otherwise Controlled by a Party during the term of this Agreement, other than in connection with, or in the course of implementing, or arising or resulting from performance of, the Services.
1.7
Batch shall mean a specific quantity of material produced in a process or series of processes so that it is expected to be homogeneous within specified limits. In the case of continuous production, a Batch may correspond to a defined fraction of the production. The Batch size may be defined either by a fixed quantity or by the amount produced in a fixed time interval. As used herein, the term “Batch” may refer to Product.
1.8
Batch Records shall mean all supporting documentation to provide objective evidence that the Batch was manufactured under cGMP conditions according to applicable procedures and regulations.
1.9
Binding Part shall have the meaning set forth in Section 3.3.
1.10
Business Day shall mean any day in which the banks are open for business in Vicenza, Italy.
1.11
Certificate of Analysis or COA shall mean, for each Product Batch produced, a document showing acceptance criteria and/or Specifications for such Batch, a compilation of the analytical test methods applied, specifications for each test, and test results for Product.
1.12
Certificate of Compliance or COC shall mean, for each Product Batch, a document confirming that the end product has been manufactured in compliance with cGMP in compliance with the product registration requirement, when applicable, and that quality records associated with such

Batch have been reviewed and approved by Quality Assurance/Quality Unit at FIS. The COC may be integrated in the COA.
1.13
Change Order shall mean a separate agreement between the Parties setting out the specific details of any change to the scope of a CSA Attachment and any consequences thereof, such Change Order being in substantially the form attached hereto as in the sample form attached hereto as ANNEX B.
1.14
cGMP Regulations shall mean all current Good Manufacturing Practices promulgated by the Regulatory Authorities in the Territories included in Applicable Laws (as applicable to Acadia and FIS respectively) relating to manufacturing practices for pharmaceutical products (including but not limited to ingredients, packaging, testing, storage, distribution, handling, intermediates, bulk and finished products). In the United States, this includes 21 C.F.R. Parts 210, 211, 600, 601, and 610, and in particular the latest edition of the GMP guideline of the Pharmaceutical Inspection Convention (PIC/S) and further guidelines issued by the FDA, PIC/S, the International Conference on Harmonization (ICH) or any relevant Regulatory Authority, as applicable. In the European Union, this includes 2003/94/EC Directive (as supplemented by Volume 4 of EudraLex published by the European Commission) and applicable ICH guidance, as amended, if and as implemented in the relevant constituent country.
1.15
Consigned Materials shall mean any of the consigned materials, if any, that are to be provided to FIS (or its Affiliate) by or on behalf of Acadia, as set forth in a CSA Attachment applicable to any particular Services.
1.16
Controlled or Controls shall mean possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise (other than by operation of a license under this Agreement), to assign or grant a license, sublicense, or other right or to transfer or provide access to or under, any material, information, or Intellectual Property without violating the terms of any agreement with any Third Party, infringing upon the Intellectual Property of a Third Party, or misappropriating the proprietary information of a Third Party.
1.17
CSA Attachment shall mean any separate agreement setting out the specific details of given Services to be conducted by FIS in accordance with this Agreement, such CSA Attachment being in substantially the form attached hereto as ANNEX A, as amended from time to time according to the terms and conditions of this Agreement.
1.18
Damages shall have the meaning set for in Section 10.2.
1.19
Effective Date shall have the meaning set forth on the front page of this Agreement.
1.20
EMA shall mean the European Medicines Agency or any successors to its responsibilities with respect to pharmaceutical products.
1.21
Facility shall mean the FIS production facility located at [***], or other facilities of FIS as are mutually agreed upon by the Parties in writing.
1.22
FDA shall mean the US Food and Drug Administration or any successors to its responsibilities with respect to pharmaceutical products.
1.23
FD&C Act shall mean the United States Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, as each may be amended from time to time.

1.24
FIS shall have the meaning set forth on the front page of this Agreement.

1.25
Force Majeure Event shall have the meaning set forth in Section 13.3.
1.26
Initial Period shall have the meaning set forth in Section 12.1.
1.27
Intellectual Property shall mean all Inventions (whether or not patented or patentable), patents, patent applications, know-how, trade secrets, improvements, copyrights, trademarks, and other intellectual property, including, analytical methods, formulae, compounds, procedures, techniques, software, designs, concepts, technical information, manuals, standard operating procedures, instructions, or specifications.
1.28
Intermediate shall mean a material produced by FIS during the synthetic process of a drug substance that undergoes further molecular change or purification or physical transformation before becoming drug substance. Intermediates may or may not be isolated.
1.29
Invention shall mean any invention or discovery, whether patentable or not under the applicable patent laws that is conceived or made solely by employees and/or agents of a Party or jointly by employees and/or agents of multiple Parties in the performance of the Services.
1.30
Latent Defects shall mean any failure of a Product to conform to the Specifications, such failure not being discoverable upon reasonable physical inspection or standard testing upon receipt of the Product.
1.31
Marketing Authorization shall mean any formal documentation filed with a Regulatory Authority for registration and/or approval necessary for the marketing and sale of the Product in the respective country(ies) of the Territory.
1.32
Market Correction shall mean repair, modification, adjustment, relabeling, destruction, or inspection (including patient monitoring) of a Product without its physical removal to some other location.
1.33
Market Withdrawal shall mean removal or correction of a distributed Product that involves a minor violation that would not be subjected to legal action by a regulatory agency.
1.34
Master Batch Records shall mean detailed protocols of the procedures followed in the preparation of Products which shall be reviewed and approved by Acadia in writing prior to FIS finalizing these documents for use in production. A Master Batch Record includes reference to standard operating procedures, master manufacturing formula, a listing of raw materials, packaging and storage instructions, and testing requirements.
1.35
Master Services Agreement shall have the meaning set forth in the Preamble to this Agreement.
1.36
Materials shall mean the Consigned Materials and the Raw Materials.
1.37
Party or Parties shall mean either Acadia or FIS, or both, as the context may require.
1.38
Product shall mean any pharmaceutical product, active pharmaceutical ingredient, starting material, Intermediate, precursor to be manufactured by FIS pursuant to this Agreement and a particular CSA Attachment.
1.39
Quality Agreement shall mean any of the written agreement(s) between FIS (or its Affiliate) and Acadia (or its Affiliate), which defines the responsibilities of each Party with respect to the practices to be followed to ensure Product quality and compliance with cGMP Regulations.
1.40
Quality Assurance/Quality Unit shall mean a unit, department, group, or contractor that has the responsibility and authority to approve or reject all Product components, drug product containers,

closures, in-process materials, packaging material, labelling, and drug products, and the authority to review production records to assure that no errors have occurred or, if errors have occurred, that they have been fully investigated.
1.41
Raw Materials shall mean all raw materials, excluding any Consigned Materials, which are necessary or used to manufacture the Product, as set forth in the respective CSA Attachment.
1.42
Recall shall mean removal of a distributed drug product comprising the Product that a Regulatory Authority considers to be in violation of the Applicable Laws it administers and against which the Regulatory Authority would initiate legal action (e.g. seizure). Recall does not include a Market Withdrawal, stock recovery, or Market Correction.
1.43
Regulatory Authority shall mean any governmental regulatory agency or authority that is responsible for regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging, or use of Product.
1.44
Rolling Forecast shall have the meaning set forth in Section 3.3.
1.45
Safety Stock shall have the meaning set forth in Section 3.12.
1.46
Services shall mean the commercial testing and/or manufacturing services to be performed by FIS under the terms of this Agreement and one or more individual CSA Attachments.
1.47
Specifications shall mean the detailed description of technical requirements the Material or Product has to conform to, as agreed by the Parties and set forth in the respective CSA Attachment.
1.48
Territory shall mean the [***], and any other countries or jurisdictions that are mutually agreed to by the Parties in writing.
1.49
Third Party shall mean any party other than Acadia or FIS or their respective Affiliates.

2.
Provision of Services and CSA Attachments
2.1
The Parties conduct business around the globe in their own names or through their respective Affiliates. Affiliates of FIS may opt into the terms of this Agreement through a CSA Attachment signed by the respective parties that may comprise additional terms to comply with local law or practice. References to FIS under this Agreement shall be deemed to refer to the corresponding Affiliate that entered into the respective CSA Attachment. For clarification, in no event may any Services be initiated or performed by FIS or any of its Affiliates, or any subcontractor, except with prior written approval by Acadia which shall not be unreasonably withheld. FIS acknowledges that, prior to initiating any activities at FIS or any of its subcontractors, such sites must be qualified by FIS and approved by Acadia. FIS shall remain responsible for the performance by its Affiliates and subcontractors of any of its obligations under this Agreement.
2.2
Acadia hereby retains FIS to perform the Services specified in the written CSA Attachment(s) in accordance with the terms of this Agreement.
2.3
For Services to be performed in accordance with cGMP Regulations, the Parties agree to enter in a Quality Agreement between the Parties (or its Affiliates) that shall be incorporated herein by reference, as same may be amended from time to time by mutual written agreement between the Parties. The Quality Agreement shall supplement the terms of this Agreement. In the event of inconsistencies between this Quality Agreement and this Agreement, the terms of the Quality Agreement shall control with respect to quality requirements and this Agreement shall control with respect to all other matters.
2.4
The specific details of all Services to be performed by FIS hereunder shall be separately negotiated and specified in written CSA Attachments. Each CSA Attachment shall include, as appropriate, a description of the Services to be provided, including, if applicable, the Specifications for Product to be manufactured as part of such Services and a timeline, budget and payment schedule for such Services, the scope of the reports of the Services as well as special provisions governing quality matters relating to such Services, as far as such quality matters are not already defined in the Quality Agreement. The terms of this Agreement and of the Quality Agreement shall be deemed incorporated by reference into each CSA Attachment.
2.5
The Parties may mutually agree, from time to time, to change or expand a particular CSA Attachment by executing a Change Order describing such changes. Each such Change Order is hereby integrated by reference into the respective CSA Attachment.
2.6
Each Party shall:
(a)
conduct its activities hereunder in compliance with this Agreement and the applicable Quality Agreement, the applicable CSA Attachment, and all Applicable Laws, including any cGMP Regulations in case it has been agreed by the Parties in a particular CSA Attachment to perform any Services under cGMP Regulations (it being acknowledged that all activities relating to manufacture and supply of Product hereunder shall be under cGMP Regulations, unless otherwise specified in the CSA Attachment); and
(b)
have and maintain in its own name at all times during its activities hereunder all authorizations, permits, licenses, accreditations and certifications required to perform such activities lawfully; and
(c)
provide all personnel, facilities and resources necessary to perform its activities hereunder in accordance with this Agreement and the applicable CSA Attachments.
2.7
Acadia shall disclose and deliver to FIS such information in Acadia's possession relating to the Services or Product which may be reasonably required by FIS in performing the Services, including in particular information concerning any potential hazards or other safety, health or environment related information relating to the Product or Services.
2.8
FIS shall furnish to Acadia a written report that includes the results of the Services within the timeframe set forth in the applicable CSA Attachment. Acadia shall have the right to use such written reports, any and all results of the Services (including data transcribed from the executed Batch Records but not the actual copies of the executed Batch Records) and other information relating to the Services provided by FIS for Acadia’s business purposes, and all such reports, results and other information (except any inclusion of FIS’s Background IP which shall be used consistent with any terms and conditions agreed upon by the Parties herein, in a CSA Attachment or otherwise in writing), shall be Confidential Information of Acadia and subject to Section 11.
2.9
Sections 2.9 and 2.10 shall apply to Services other than manufacture and supply of Product, which is addressed in Sections 3.9 and 3.10. Upon receipt of a written report of the results of the Services performed pursuant to a CSA Attachment, Acadia shall examine the report within [***] days in order to determine compliance with the CSA Attachment. If, in Acadia's opinion, the Services do not comply in whole or in part with the CSA Attachment, Acadia shall notify FIS in writing thereof within [***] days of receipt of the report. If Acadia does not notify FIS accordingly within the specified time set forth above, the Services shall be deemed to be accepted. Any claims by Acadia regarding the Services shall specify in reasonable detail the nature and basis for the claim and cite FIS’s relevant Services. FIS agrees to review any written claim made by Acadia regarding the quality of the Services and to provide Acadia with the results of such review within [***] days of receipt of such claim. If FIS does not notify Acadia in writing that, based on such review, FIS disagrees with Acadia’s claim that certain Services did not meet the CSA Attachment within [***] days of receipt of such claim, specifying in reasonable detail the reason that FIS believes such Services met the CSA Attachment, Acadia shall have the right to reject such Services. In this case the Parties shall proceed according to Section 10.1 subject to Section 2.10 below.
2.10
If FIS does notify Acadia in writing that it disagrees with Acadia’s claim that certain Services do not comply with the CSA Attachment in accordance with Section 2.9, the Parties agree to have such Services further analyzed by an independent expert in the field selected by written agreement between the Parties and within a commercially reasonable timeframe. The decision of the independent expert shall be deemed final as to any dispute over the compliance of Services with the CSA Attachment. Should the expert determine that the Services performed did not comply with the CSA Attachment in whole or in part, then (i) FIS shall bear all costs for the independent expert and (ii) Acadia shall have the right to reject the noncompliant Services, and (iii) the Parties shall proceed according to Section 10.1. However, if the expert determines that the Services were performed in compliance with the CSA Attachment, then Acadia shall bear all costs of the independent expert and compensate FIS for the Services in question as set out in this Agreement.
3.
Manufacture, Purchase and Supply of Product
3.1
FIS shall manufacture the Product in accordance with the cGMP Regulations, the Quality Agreement, and the Specifications using Master Batch Records.
3.2
During the term of this Agreement, Acadia shall purchase the Product from FIS as set forth in the respective CSA Attachment. FIS acknowledges that Acadia may elect (but has no obligation) to purchase additional Product quantities from FIS hereunder in excess of the amounts ordered by Acadia in accordance with the respective CSA Attachment. Unless otherwise agreed to by the Parties in writing, if Acadia requests additional quantities of Product, FIS will notify Acadia of its acceptance or declination of such request, making reasonable commercial efforts to supply Acadia with quantities of Product in excess of those ordered provided that FIS’s production capacity allows it and that it would not cause a breach of FIS’ obligations towards Third Parties.
3.3
The CSA Attachment shall set forth the terms for forecasts and delivery dates for the Product contained therein, and Acadia shall provide to FIS by the [***] day of the last month in a given calendar quarter (or by the immediately preceding Business Day if the [***] day of the month is not a Business Day), a good-faith rolling forecast for the time period (e.g., 24 months, 36 months, etc.) specified in the applicable CSA Attachment (“Rolling Forecast”) showing:
(i)
[***]for the immediately subsequent period, as agreed to by the Parties and set forth in the CSA Attachment, which shall be binding on Acadia and FIS (“Binding Part”); and

(ii)
a [***] estimate of the required amounts of Product for an additional [***]immediately following the Binding Part, as agreed to by the Parties and set forth in the CSA Attachment, which shall not be binding on Acadia or FIS and shall be for purposes of reference only.
3.4
Acadia is obligated to issue specific purchase orders for the Product quantity specified in the Binding Part of a Rolling Forecast. If Acadia does not issue purchase orders for the Product quantity specified in a Binding Part, FIS will be remunerated in accordance with the applicable cancellation policy established in the CSA Attachment. To the extent the relevant CSA Attachment does not set forth specific delivery dates for Product, Acadia shall, from time to time, submit specific purchase orders for Product (the “Firm POs”) in accordance with the Binding Part set forth on the applicable Rolling Forecast. Each Firm PO shall be in writing and shall specify (i) the Product ordered, (ii) the quantity ordered in full Batches, (iii) the price pursuant to the CSA Attachment, and (iv) the requested delivery date, giving FIS a lead time as set forth in the CSA Attachment, in advance of requested delivery to Acadia. Shorter lead times for Product deliveries, if requested by Acadia to cover unexpected demand, shall be reviewed in good faith and agreed upon in writing between the Parties.
3.5
Each Firm PO placed in accordance with Section 3.3 and Section 3.4 shall constitute a firm obligation by Acadia to purchase the ordered Product. Within [***] Business Days from the date of the receipt of a Firm PO from Acadia, FIS shall confirm to Acadia receipt of the Firm PO, provided that if the Firm PO is not placed in accordance with Section 3.3 and Section 3.4, FIS may reject the Firm PO with explanation as to which part of Section 3.3 or Section 3.4 was not complied with and in such a case, the submitted Firm PO shall not be binding on either party. FIS shall supply all Products ordered in Firm POs placed in accordance with Section 3.3 and Section 3.4 in accordance with this Agreement, the applicable CSA Attachment and the Firm PO. Orders exceeding one [***] percent ([***]%) of the corresponding forecast shall be discussed between the Parties, but are only binding upon confirmation by FIS.
3.6
Unless expressly set forth otherwise in a CSA Attachment, delivery of Product shall be on a [***]basis. Unless otherwise agreed in writing between the Parties, FIS shall ensure that the Product is packaged according to the Batch Record and Specifications and delivered in accordance with the Quality Agreement. Acadia assumes all responsibilities and liability arising out of the storage, handling and distribution of the Product after delivery by FIS to Acadia.
3.7
FIS will provide to Acadia or its designee the executed Batch Records as required by the Quality Agreement within [***] Business Days of the completion of FIS’s release of the Product (and such executed Batch Records shall be deemed complete and received by Acadia for purposes of this Agreement upon receipt by Acadia). With each shipment of any Batch of Product, FIS shall also provide Acadia or its designee with a Certificate of Analysis and a Certificate of Compliance, which may be integrated in the Certificate of Analysis, with respect to such Batch and other compliance documents as described in the Quality Agreement.
3.8
FIS shall promptly notify Acadia in writing of any anticipated delay or of any circumstance(s) outside of FIS’s reasonable control rendering it unable to manufacture and/or supply Product in accordance with the agreed delivery date(s) and the estimated duration of such delay/circumstance(s), including without limitation, with regard to the supply of Raw Material according to Section 6. Upon such written notice, the Parties will work together in good faith to agree upon a revised delivery schedule and the Parties shall proceed according to Section 10.1, provided that the parties acknowledge and agree that the second to last sentence of Section 10.1 shall not apply in the case of a delay that results from a Force Majeure Event. For clarity, neither Party shall be obligated to agree to a revised delivery scheduled under this Section 3.8.
3.9
Upon receipt of the copies of individual fully executed Batch Records (as described in the Quality Agreement) for all Intermediates and Products by Acadia QA, Acadia shall examine the executed Batch Records and other documents specified in the Quality Agreement within [***] calendar days in order to determine compliance with the Specifications. If in Acadia’s opinion the Product delivered does not conform to the warranties in Section 9.2, then Acadia shall notify FIS in writing thereof. If Acadia does not notify within [***] calendar days after receipt of the Product by Acadia, the Product shall be deemed accepted, provided that Acadia retains the right to reject the Product at a later time in case of Latent Defects, in which case Acadia shall notify FIS in writing within [***] calendar days of discovering the Latent Defect. Acadia must notify FIS of any known Latent Defects no later than [***] months after receipt of the applicable Product, unless otherwise set forth in the applicable CSA Attachment. Any claims by Acadia regarding Product delivered shall specify in detail the nature and basis for the claim and cite FIS’s relevant Batch numbers or other information to enable specific identification of the Product involved. FIS shall review any written claim made by Acadia regarding the quality of the Product and to provide Acadia with the results of such review. If FIS does not notify Acadia in writing that, based on such review, FIS disagrees with Acadia’s claim that the identified Product did not conform to the warranties in Section 9.2 within [***] days of receipt of such claim, specifying in detail the reason that FIS believes that the identified Product does confirm to the warranties in Section 9.2, Acadia shall have the right to reject such Product, in which case the Parties shall proceed according to Section 10.1 subject to Section 3.10 below. Acadia shall, at FIS’s expense and written direction, dispose of the noncompliant Product or deliver it to such destination as FIS shall specify in writing, provided that such directions are in compliance with applicable environmental laws and regulations. Acadia shall not use or dispose of any Product that does not, or of which Acadia claims that it does not, conform to the warranties in Section 9.2 without FIS's prior written consent.
3.10
If FIS notifies Acadia in writing that it disagrees with Acadia’s claim that any identified Product does not conform to the warranties in Section 9.2 in accordance with Section 3.9, unless the Parties reach written agreement on the matter within [***] days after FIS’s notice to Acadia of disagreement, then as promptly as practicable, and in any event within [***] days after Acadia receives FIS’s notice of disagreement, the Parties shall identify and select by mutual agreement a Third Party testing laboratory or quality/regulatory consultant and have the Batch in dispute further tested and analyzed by such Third Party testing laboratory (with regard to conformity to Specifications) or quality/regulatory consultant (with regard to compliance with cGMP Regulations) selected by written agreement between the Parties. The decision of the Third Party shall be deemed final and binding on both Parties as to any dispute over Product compliance with the warranties in 9.2. Should the Third Party’s testing determine that the delivered Product does not conform to the Specifications or other warranties in Section 9.2, then (i) FIS shall bear all costs for the independent laboratory testing, (ii) Acadia shall have the right to reject such Batch of Product, and (iii) the Parties shall proceed according to Section 10.1. However, if said Product is determined by the Third Party to conform to the Specifications and other warranties in Section 9.2, then Acadia shall bear all costs of the independent laboratory and compensate FIS for the rejected Products (if Acadia has not previously paid for it), the replacement delivery (if any), and the transportation costs stated in Section 3.9 as set out in this Agreement.

3.11
A storage fee shall apply for any Product stored by FIS or on behalf of FIS for more than [***] months from the date of release of the Product, such storage fee as set forth in the applicable CSA Attachment.
3.12
No later than [***] months after the Product has obtained regulatory approval, the Parties will negotiate and mutually agree in writing on the quantity of safety stock of Intermediates, and Materials, if any, to be carried by FIS to be utilized by FIS for fulfillment of Services for Acadia at a later date to ensure that there is a continuity of Product supply in the marketplace (“Safety Stock”), at Acadia’s expense. FIS will maintain and continually replenish, at Acadia’s expense (based on FIFO and FEFO methods to usage) a rolling Safety Stock of Intermediates and Materials, as the case may be, in the quantities agreed to in writing by the Parties, as well as the threshold levels of Safety Stock that must be maintained at all times, taking into account procurement lead time of all Product specific Materials and Product production cycle times. The Safety Stock will be in place at Acadia’s expense within [***] months after regulatory approval or within a timeframe mutually agreed upon by both Parties in writing taking into consideration reasonable time to build it. Once Safety Stock is in place, FIS will replace any defective Intermediates and Materials by utilizing Safety Stock. FIS will promptly notify Acadia of any reduction in Safety Stock and the level of any Safety Stock until such time as Safety Stock is replenished to the original agreed upon level. FIS will: (i) store and handle all Safety Stock in accordance with Acadia’s handling and storage instructions and cGMP, and will take necessary care to prevent its damage, loss or theft; (ii) clearly identify all such Safety Stock in storage and in its books as goods belonging to Acadia; and (iii) always use FIFO and FEFO methods of usage for Safety Stock.
4.
Compensation and Terms of Payment
4.1
The compensation payable to FIS in connection with the Services and supply of Product, and the payment schedule therefore, shall be as set forth in the applicable CSA Attachment, subject to this Section 4.
4.2
All invoices and payments shall be in the currency agreed upon by the Parties and reported in the CSA Attachment. Invoices will be issued by FIS and sent to Acadia after completing of milestones, FIS QA release or shipment of Product and all documentation to be delivered with respect to Product pursuant to the Quality Agreement, if applicable, or as otherwise set out in a CSA Attachment. Acadia shall pay such invoices to FIS within [***] calendar days after the invoice date, unless Acadia in good faith makes a claim regarding non-compliance of the Services pursuant to Section 2.9 or non-conformity of Product with the warranties in Section 9.2 pursuant to Section 3.9, in which case the applicable portion of the invoice shall not be paid until the claim is handled in accordance with Sections 2.9, 2.10, 3.9, 3.10, and 10.1, as applicable. If the applicable documentation pursuant to the Quality Agreement or as otherwise set out in a CSA Attachment is not provided with (or prior to the delivery of) the Product, Acadia will promptly notify FIS in writing and FIS will send Acadia such documentation.
4.3
All FIS’s invoices shall be emailed as an individual PDF in text format to [***] (or other address provided by Acadia from time to time), and shall make reference to Acadia’s applicable purchase order number.

Unless otherwise agreed between the Parties in writing, all payments to be made by Acadia to FIS hereunder shall be made free and clear of and without deduction for or on account of any present or future taxes imposed, levied or assessed either by the competent official authorities in the Territory or by any other jurisdiction, unless Acadia is compelled by law to make any payment subject to such tax. Should any payment be subject to any such tax, Acadia shall pay to FIS such additional amounts as may be necessary to ensure that FIS, after deduction or withholding as is required to be made, receives a net amount equal to the full amount which it would have received had payment not been made subject to such tax.

5.
Marketing Authorization and Records
5.1
Acadia shall have the responsibility for preparing and submitting any application for Marketing Authorization to the Regulatory Authority (including responding to any questions and inquires of the Regulatory Authority subsequent to filing) and for maintaining any granted Marketing Authorization, keeping FIS duly informed, if applicable in accordance with the Quality Agreement. FIS shall, and shall ensure that its Affiliates, as applicable, agree to reasonably cooperate with any inspection by any Regulatory Authority.
5.2
If set out in any particular CSA Attachment, FIS shall provide Acadia upon Acadia’s request with the documentation, as available to FIS or any of its Affiliates, in support of Acadia’s completing, submitting and obtaining any application filed by or on behalf of Acadia for Marketing Authorization, including subsequent information necessary for maintaining such Marketing Authorization, it being agreed that FIS will provide said documentation and information to the extent it is under FIS’ control and availability.
5.3
If set out in any particular CSA Attachment, FIS shall further provide Acadia with reasonable assistance on the terms and conditions in such CSA Attachment in preparing or reviewing the application for Marketing Authorization or formulating responses to any questions and/or inquiries (i.e., deficiency letters) with respect to the above submissions. Acadia shall reimburse FIS for its (or its Affiliates’) reasonable out‑of‑pocket costs incurred in connection with any such assistance provided under this Section 5.3.
5.4
Acadia shall provide, and FIS shall review, those portions of Acadia’s proposed regulatory filings relating to FIS’s manufacturing procedures or otherwise related to FIS’s key obligations hereunder before the regulatory filings are submitted with relevant Regulatory Authorities and Acadia shall consider FIS’s comments thereto in good faith.
5.5
The Parties acknowledge that the ultimate decision of whether any Product (or drug product comprising Product) will be approved for marketing and sale in the markets rests with the Regulatory Authority of the respective market and that neither Party will be liable for the failure of the Regulatory Authority to issue such approval provided that such failure is not due in whole or in part to such Party’s or its Affiliates’ failure to comply with this Agreement or the Quality Agreement, or such Party’s negligence or willful misconduct.
5.6
FIS shall keep and shall ensure that its Affiliates, as applicable, keep complete, accurate, up-to-date and authentic accounts, notes, data and records of the Services performed. FIS shall keep samples of Product that FIS supplies to Acadia and maintain manufacturing records, laboratory notebooks containing experimental descriptions and other data as required by cGMP Regulations or as set forth in the Quality Agreement. Upon Acadia’s written request, FIS shall allow Acadia to review any such records or other information for the purposes of assuring quality and compliance with cGMP Regulations, as applicable. FIS shall be entitled to keep original copies of all documents and records relating to any requirements of the Regulatory Authority and for archival purposes in accordance with its policies and procedures.
6.
Materials
6.1
FIS shall obtain sufficient quantities of all Raw Materials to manufacture and supply Product in accordance with Binding Part of Rolling Forecast, as set forth in the CSA Attachment, and shall ensure that such Raw Materials comply with the agreed Specifications. For clarity, FIS shall not use any Materials or Intermediates in the manufacture of Product under this Agreement without the prior written consent of Acadia which shall not be unreasonably withheld.
6.2
If Acadia designates certain vendors in accordance with and if set forth in the Quality Agreement, then FIS shall obtain respective Raw Material(s) or services only from such designated vendors.
6.3
Acadia shall procure supply of Consigned Materials in sufficient quantities necessary to enable FIS to manufacture and supply Product in accordance with this Agreement and the applicable CSA Attachment, at Acadia’s costs and expenses. At Acadia’s option, the Consigned Materials may be delivered directly from Acadia’s vendor to FIS at the vendor’s or Acadia’s costs and expenses.
6.4
Consigned Materials shall be delivered to FIS by the delivery date or timeframe as mutually agreed by the Parties in writing.
6.5
FIS agrees that Consigned Materials shall: (i) be used solely for the purpose of the manufacture and supply of Product; (ii) be used in compliance with all Applicable Laws; and (iii) not be transferred to any Third Party, except to any Affiliate or subcontractor of FIS to which Acadia has consented in writing pursuant to Section 2.1, unless otherwise agreed by the Parties in writing.
6.6
Acadia shall retain all right, title and interest in and to all Consigned Material delivered to FIS. FIS shall be liable for loss of or damage to Consigned Material after delivery to FIS, only if such loss or damage was caused by FIS’s willful misconduct or gross negligence.

7.
Intellectual Property
7.1
Except as expressly set forth in this Agreement or in a CSA Attachment or as the Parties may otherwise agree in writing, each Party owns, and shall continue to own, its Background Intellectual Property, without conferring or transferring any interests therein on the other Party. Without prejudice to the above, Acadia shall own all right, title, and interest in and to any and all Intellectual Property in accordance with Applicable Laws, including all Inventions, directed to (a) the composition of the Product, Active Ingredient and any modification, improvement, or derivative thereof, (b) the use of the Product, Active Ingredient, and any modifications or improvements thereof, (c) the methods of making the Product and Active Ingredient, including any processes, methods or procedures, related to the processing of the Products including analytical methods directed to the Product and developed in the provision of the Services, and (d) any Intellectual Property that arises from the performance of the Services by either Party (“Product IP”), and to the maximum extent allowed by the Applicable Laws FIS shall and hereby does assign all right, title, and interest in and to the Product IP to Acadia or its designated Affiliate. FIS shall, upon the request of Acadia, execute such documents, including any and all applications, assignments, or other instruments, give any testimony, and take such other actions as Acadia deems necessary to apply for, secure, and maintain patent or other proprietary protection in the United States or any other country with respect to Product IP, provided that Acadia shall compensate FIS and/or FIS’ Affiliates, as applicable, for its reasonable and documenteded out-of-pocket costs and expenses associated with such actions. Excluding the Product IP, FIS shall own all Inventions and other Intellectual Property made or conceived in connection with the Services (collectively, “Vendor IP”). Further, FIS will not use FIS Background IP for performance of Services under this Agreement unless expressly agreed in writing with Acadia prior to its use. Contingent on Acadia paying FIS all amounts due under this Agreement, FIS hereby grants to Acadia or its designated Affiliate a fully paid-up, royalty-free, perpetual, irrevocable, world-wide, non-exclusive license, and with a right to sublicense (unless Acadia permits FIS Background IP to be used in which case Section 7.2 shall apply) and to use and exploit the Vendor IP as far as necessary for the further development, manufacture and distribution of the Product. Except for the licenses set forth in herein, FIS grants no license, express or implied, to Acadia to use or exploit the Vendor IP (including FIS’ Confidential Information) for any other purpose. The license granted to Acadia in this Section shall be irrevocable with respect to the Product. During the term of this Agreement, Acadia hereby grants to FIS a royalty-free, world-wide (unless the relevant Intellectual Property is otherwise limited), non-exclusive license, with the right to sublicense to FIS’ approved subcontractors, to use and practice the Intellectual Property Controlled by Acadia solely as necessary for performance of the Services. Except for the license set forth in the foregoing sentence, Acadia grants no license, express or implied, to FIS to use or practice any of the Intellectual Property of Acadia for any other purpose.
7.2
In the event that FIS proposes to use, in the preparation of a Product under a CSA Attachment, any FIS Background IP, FIS shall provide written notice to Acadia describing in reasonable detail FIS’s proposed use of such FIS Background IP in the preparation of the Product. Acadia at its sole discretion may elect to incorporate such FIS Background IP into the preparation of the Product by written election to FIS, and upon such election, the applicable terms and conditions for use of such FIS Background IP will be documented in a written agreement of the Parties and in accordance with this paragraph. If so elected, Acadia will pay FIS for the rights to use such FIS Background IP and to that end the Parties shall negotiate in good faith to provide Acadia with license rights to use such FIS Background IP (and any related FIS Background IP patent rights) subject to an adequate fee payment by Acadia to FIS, which shall be on commercially reasonable terms and conditions.
7.3
All project data generated or obtained by FIS or by Acadia, whether obtained solely by one Party or jointly by both Parties, in the performance of this Agreement shall be solely owned by Acadia and shall be deemed to be Confidential Information of Acadia (the "Project Data"). Upon completion of Services or a milestone set forth in a CSA Attachment, FIS shall send to Acadia complete copies of all Project Data generated by FIS and its subcontractors and Affiliates. The Project Data shall be prepared, documented, and communicated by FIS in a manner consistent with the Specifications and applicable CSA Attachment or as otherwise mutually agreed by the Parties in writing.
8.
Regulatory Matters, Inspections, Audits, Notification and Recall
8.1
Except as required by Applicable Laws, Acadia shall be solely responsible for all contacts and communications with any Regulatory Authority with respect to all matters relating to Products and Services. Notwithstanding anything contained in this Agreement to the contrary, FIS shall not initiate or participate in any communications with domestic or foreign Regulatory Authority concerning the Services or Products provided for hereunder unless so required by Applicable Laws or requested by Acadia in writing, and then, if and to the extent permitted under Applicable Laws, only upon prior consultation with Acadia. Without limiting the foregoing, the Parties acknowledge that FIS will keep direct contacts with the Italian Regulatory Authorities as required by local laws. At the request of Acadia and at Acadia’s expense, FIS shall make appropriate personnel reasonably available for meetings with Regulatory Authorities related to the manufacturing of Products. If and to the extent not prohibited by Applicable Laws FIS shall notify Acadia immediately, and in no event later than [***] Business Days, after receiving any contact or communication from any Regulatory Authority that in any way relates to Consigned Materials, Product, or to Product related Services.
8.2
If and to the extent not prohibited under Applicable Laws, FIS shall notify Acadia in writing of all Regulatory Authority inspections related to Product that take place at the Facility where the Product is manufactured, including any facilities where cGMP operations are performed by FIS on behalf of Acadia, or the testing laboratory where any of the associated Product testing is performed. If and to the extent not prohibited under Applicable Laws, Acadia shall be notified in advance of any scheduled inspections that may impact the Product or its testing. For unannounced inspections relevant to Product, if and to the extent not prohibited under Applicable Laws, FIS shall notify Acadia in a reasonable timeframe but not more than [***] Business Day after the inspection has begun. Acadia shall have the option to be present or have a representative of Acadia present, however, always in the back-office only, during a regulatory inspection related to Product. If during the inspection, a request to collect a sample of Product that FIS supplies to Acadia or Acadia related records from the Facility is made, if and to the extent not prohibited under Applicable Laws, FIS shall immediately (and in any event within [***] Business Day) contact Acadia and ensure a duplicate sample of Product that FIS supplies to Acadia is collected and retained. In all cases, if and to the extent not prohibited under Applicable Laws, a written notification of the results of the inspection shall be provided to Acadia. Such notification shall include: (a) written notification of any observation, if any, including, without limitation, any observation that may impact the manufacture of the Product; (b) where possible, FIS shall provide the actual documentation of such observations. Documentation may be redacted of information that does not relate, directly or indirectly, to Acadia or Product, or any facilities at which Product is manufactured; (c) written notification of all related corrective actions and planned completion dates; and (d) any further correspondence with the Regulatory Authority when relevant to Acadia or the Product. If and to the extent not prohibited under Applicable Laws, any written response to inspectional observations related to the Product shall be submitted to Acadia and subject to Acadia approval in writing prior to submission of the response to any Regulatory Authority. Acadia shall be actively involved in the development and approval of any corrective action plan related to Product.
8.3
Acadia hereby acknowledges that it may not direct the manner in which FIS fulfils its obligations to permit inspection by governmental entities and Regulatory Authorities in accordance with this Agreement. FIS shall comply in all material respects with all regulatory requirements with respect to Product that are imposed upon FIS (as the provider of Services hereunder) by Applicable Laws from time-to-time, including those relating to environmental, health, and safety matters.
8.4
FIS shall allow Acadia representatives to carry out on-site audits by appointment. FIS shall permit all reasonable access to any manufacturing, packaging, warehousing and laboratory areas related to the Product or used in the Services thereof, including pertinent documentation, during normal business hours on reasonable prior notice. The results of the audit and the observation(s) shall be sent to FIS by means of a written report. FIS must ensure a satisfactory follow up to the observations made during the audit performed by Acadia, and take corrective actions mutually agreed upon by the Parties. Audit observations shall have a written response to Acadia within [***] Business Days. The frequency of the audit shall depend upon the results of the audit and the quality performance of FIS. In the absence of critical quality incidents the frequency shall be not more than [***] audit every [***] years with maximum of [***] auditors and 1 subject matter expert at each audit. Acadia shall have the right to audit more frequently if quality issues arise or if regulatory action is pending. Acadia reserves the right to request additional audits of FIS due to issues related to the quality of the API or manufacturing conditions (“For Cause Audit”). FIS will not unreasonably withhold granting a For Cause Audit.
8.5
Each Party shall notify the other Party promptly of any serious or unexpected adverse reaction from the use of the Materials or Product, as set forth in the relevant Quality Agreement.
8.6
Acadia is ultimately responsible for all Recalls and other similar actions (e.g., field alerts, clinical withdraw). In the event either Party believes it may be necessary to conduct a Recall, or other similar actions, the Parties shall manage the Recall or other similar actions in accordance to the terms outlined in the Quality Agreement. For clarity, Acadia will have the sole right, in its discretion, to determine whether to conduct a Recall or other similar action, and shall notify FIS of any decision of Acadia to conduct a Recall or other similar action. Under no circumstances shall FIS be prohibited hereunder from taking any action that it is required to take by Applicable Law.
9.
Representations and Warranties
9.1
Each Party represents and warrants to the other Party that (i) it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein; (ii) this Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; (iii) it is not and will not become a party to any agreement, contract, arrangement or the like with any Third Party, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, and (iv) is not and will not be under any obligation or restriction, including, without limitation, pursuant to its charter document(s) or by-laws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.
9.2
FIS warrants that the Products, if any, delivered to Acadia shall (i) be manufactured in accordance with applicable regulatory approvals for the Product, cGMP Regulations and all other Applicable Laws, (ii) conform to the Specifications of such Product then in effect at the time of manufacturing of the Product, (iii) not be adulterated or misbranded within the meaning of the U.S. Federal Food, Drug & Cosmetic Act, as amended from time to time, (iv) not contain any defect in material or workmanship or any cross-contamination that would have been discovered by reasonable inspection or by using the agreed-upon testing methods in accordance with the Master Batch Records, and (v) at the time of delivery, be free and clear of any lien or encumbrance.
9.3
Acadia represents and warrants that all quantities of Consigned Material, if any, delivered to FIS shall conform to the Specifications of such Consigned Material at the time of delivery.
9.4
Each Party represents and warrants to the other Party that it shall not employ, contract with, or retain any person directly or indirectly to perform any obligations under this Agreement if such a person (a) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70 or its successor provisions. In addition, each Party represents and warrants to the other Party that it has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions. If, during the term of this Agreement, a Party or any person employed or retained by such Party to perform under this Agreement (i) comes under investigation by the FDA for a debarment action or disqualification, (ii) is debarred or disqualified by the FDA, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions by the FDA, such party shall immediately notify the other Party of same.
9.5
EXCEPT AS STATED IN SECTION 9 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, MATERIALS OR SERVICES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
10.
Liability and Indemnity
10.1
If FIS is unable to meet the agreed time lines regarding the delivery of the Product or the rendering of the Services in accordance with the terms of this Agreement and applicable CSA Attachment, or in case the Service or the Product is rejected by Acadia in accordance with Section 2.9 or Section 3.9 of this Agreement (in which case, then this paragraph is subject to Section 2.10 and 3.10 of this Agreement, if applicable), FIS shall either (i) in the case of delay, deliver the delayed Product or render the delayed Services respectively, or (ii) in the case of rejection of the Services or Product, replace the rejected Services with Services that conform to the applicable CSA Attachment or replace the rejected Product with Product that conforms with the warranties in Section 9.2 as soon as possible, reasonably prioritizing the manufacture of Product over the manufacturing of product for other FIS customers until such supply problem has been cured, and in either case of clause (i) or (ii) hereabove at no additional cost to Acadia and FIS shall bear the full manufacturing cost of replacement of any Services or Product, including (a) the purchasing cost of Raw Materials and Consigned Materials and (b) the cost of destruction of any non-conforming Product, or (ii) if delivery of conforming Product or rendering of conforming Services is not possible within reasonable additional time, refund to Acadia within [***] Business Days all amounts theretofore paid by Acadia to FIS for such late or rejected Product or Services and costs of Consigned Materials. If FIS does not fulfill its delivery obligations with regard to Product for any reason other than Acadia’s acts or omissions or a Force Majeure Event within [***] calendar days after the scheduled delivery date then, in addition to prioritizing the manufacture of Product over the manufacture of product for other FIS customers, FIS will reduce the price payable by Acadia to FIS for the Product as follows: the purchase price for the Product shall be reduced by [***] percent ([***]%) of the Firm PO price for each Business Day that the delivery is delayed from the expiry of the above [***] calendar day period; provided however, that any such price reduction shall not exceed [***] percent ([***]%) of the total purchase price in the Firm PO. The remedies set forth in this Section 10.1 will not prejudice any other rights or remedies available to either Party under this Agreement or by Applicable Law.
10.2
Acadia Indemnity: Acadia shall indemnify, defend and hold harmless FIS, its directors, officers, employees and agents, from and against liabilities, direct damages, losses, costs (including reasonable attorneys' fees) and expenses (collectively, “Damages”) resulting from claims, demands, assessments, investigations, suits, actions or legal proceedings (each a “Claim”) brought by any Third Party (including, without limitation, directors, officers, employees or agents of Acadia) arising directly out of, or in direct connection with, (i) Acadia’s use or sale of the Products, (ii) Acadia’s performance of its obligations hereunder, (iii) processing Product using Acadia’s Background Intellectual Property, (iv) the gross negligence, bad faith or wilful misconduct of Acadia (or any of its directors, officers, employees or agents), (iv) Acadia’s material breach of any of the terms of this Agreement, or (v) Acadia’s representations and warranties set forth in this Agreement being untrue in any material respect when made. Notwithstanding the foregoing, FIS and its directors, officers, employees, and agents shall not be entitled to indemnification under this paragraph against any Claim or from any Damages to the extent resulting from (a) the gross negligence, bad faith or wilful misconduct of FIS or any of its directors, officers, employees or agents (including subcontractors), (b) any accident (other than a Force Majeure Event) not chargeable to Acadia which may arise at FIS Facility in the course of FIS's performance of its obligations hereunder, or (c) the breach by FIS or its directors, officers, employees and agents (including subcontractors) of any of the material terms of this Agreement, including without limitation any of its representations, warranties or covenants hereunder.
10.3
FIS Indemnity: FIS shall indemnify, defend and hold harmless Acadia, its directors, officers, employees and agents, from and against Damages resulting from Claims brought by any Third Party (including, without limitation, directors, officers, employees or agents of FIS) arising directly out of or in direct connection with (i) FIS's performance of its Services and obligations hereunder, (ii) the gross negligence, bad faith or wilful misconduct of FIS (or any of its directors, officers, employees or agents, including subcontractors), (iii) processing of Product using FIS Background Intellectual Property, (iv) any accident (other than a Force Majeure Event) at FIS Facility, unless the accident is a result of the negligent actions of Acadia’s representatives while on site at the FIS Facility, (v) FIS’s representations and warranties set forth in this Agreement being untrue in any material respect when made, and (vi) the material breach by FIS of any of the terms of this Agreement, including without limitation any of its representations, warranties or covenants hereunder. Notwithstanding the foregoing, Acadia and its directors, officers, employees, and agents shall not be entitled to indemnification under this paragraph against any Claim or from any Damages to the extent resulting from (a) the gross negligence, bad faith or wilful misconduct of Acadia or any of its directors, officers, employees or agents, or (b) the breach by Acadia or its directors, officers, employees and agents of any of the material terms of this Agreement, including without limitation any of its representations, warranties or covenants hereunder.
10.4
Should a Party (including its directors, officers, employees or agents) (the "Indemnitee") be notified of any Claim in respect of which the other Party (the "Indemnitor") may be reasonably liable under the indemnification obligation provided for in this Section 10, the Indemnitee shall (i) give the Indemnitor prompt written notice thereof; and (ii) give the Indemnitor the opportunity to defend, negotiate, and settle (under the Indemnitor's sole control and at the latter's cost and expense) any such Claim. To such extent, the Indemnitee shall provide the Indemnitor with all information reasonably in its possession, and all reasonable authority and assistance necessary to enable Indemnitor to defend, negotiate, compromise or settle any such Claim. The Indemnitee shall further cooperate fully with the Indemnitor and its legal representatives (at the Indemnitor's sole cost and expense) in the investigation, negotiation, compromise, settlement and defense of such Claim. In any case, it is hereby understood that (i) the Indemnitee reserves the right to retain its own counsel to defend itself (at its own cost and expense) in such Claim; and (ii) in no event shall either Party be responsible to or bound by any settlement made by the other Party without its prior written consent, which shall not be unreasonably withheld, unless the settlement provides for a full release of the Indemnitee, including no admission of fault and no financial or other obligations.
10.5
NOTWITHSTANDING ANY OTHER LANGUAGE HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY RIGHTS OR OBLIGATIONS HEREUNDER, including but not limited to claims based on lost profits, loss of time, loss of opportunity or any other economic loss suffered or incurred as a result of this Agreement, whether such loss or damage may be based upon principles of contract, warranty, negligence or other tort, breach of any statutory duty, principles of indemnity or contribution, the failure of any limited or exclusive remedy to achieve its essential purpose or otherwise; provided, however, that this Section 10.5 shall not be construed to limit either Party’s indemnification obligations under Section 10 or liability for breach of Sections 7 (Intellectual Property) or 11 (Confidentiality).
10.6
Except for any liability arising from gross negligence, bad faith, or wilful misconduct, notwithstanding any other provision of this Agreement, FIS’s total liability, in the aggregate, for any and all direct claims and losses occurring in a particular calendar year, including without limitation, attorneys’ fees and costs of any nature whatsoever or expenses, resulting from this Agreement shall not exceed [***]. Notwithstanding the foregoing, (a) in no event shall this Section 10.6 apply to liability for breach of Section 11 (Confidentiality); and (b) with respect to FIS’s indemnification obligations under Section 10, FIS’s total liability, in the aggregate, for any and all claims and losses occurring in a particular calendar year shall not exceed [***].
10.7
FIS represents, warrants and covenants that it has and shall maintain in effect adequate commercial and general liability insurance coverage consistent with industry standards for a company performing the types of services FIS performs, provided such insurance shall include liability limits of not less than [***] million U.S. dollars ($[***]) in the aggregate per year. Such insurance shall be issued by duly licensed and financially sound companies that meet industry solvency requirements. If such insurance is written on a claims made basis, FIS shall maintain the described insurance coverage for not less than [***] years from the last commercial sale containing Product produced by FIS under this Agreement. Such insurance policy shall name Acadia as additional insured. Upon written request by Acadia, FIS shall as soon as reasonably possible provide written evidence (e.g., certificates) of such insurance.
10.8
Acadia has and shall maintain in effect adequate commercial and general liability insurance coverage to cover its obligations under this Agreement. Such insurance shall be issued by duly licensed and financially sound companies that meet industry solvency requirements. Upon written request by FIS, Acadia shall provide written evidence (e.g., certificates) of such insurance.

11.
Confidentiality
11.1
Subject to the terms and conditions of this Agreement, “Confidential Information” shall mean all non-public, proprietary or confidential information, of whatever nature and in whatever form expressed, disclosed directly or indirectly by or on behalf of either Party (as the case may be, the “Discloser”) to the other Party (as the case may be, the “Recipient”) hereunder, on or after the Effective Date in connection with this Agreement or before the Effective Date in connection with the Master Services Agreement where that Confidential Information is being used in connection with this Agreement, which information includes without limitation any data, research, development, manufacturing, marketing, financial, personnel, and business information, including without limitation, any know-how, knowledge, techniques, methods, formula, expertise, trade secrets, or documents of any type or nature, tangible or intangible, as well as processes, operations, technologies, and forecasts disclosed, supplied, made available, or provided by the Discloser to the Recipient in connection with or relating to this Agreement or a CSA Attachment or a Firm PO. The Discloser shall use commercially reasonable efforts to mark Confidential Information disclosed in written, graphic or electronic form, as “confidential” or, if oral, reduce the Confidential Information to writing and mark it as confidential [***] days of the oral disclosure; provided, however, that if Discloser does not so mark or otherwise reduce Confidential Information to writing, such information shall continue to be deemed confidential if the Recipient knows or should reasonably know, from the context in which the information is disclosed or due to the nature of the type of information disclosed, that such information is confidential. With the exception of FIS’s Background IP and the Vendor IP, if applicable, synthetic processes, reagents and Intermediates information for the preparation of each Product developed by FIS on behalf of Acadia hereunder shall be the Confidential Information of Acadia.
11.2
Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, for the term of this Agreement and any extension thereof and for [***] years thereafter, the Recipient (i) shall keep confidential any and all Confidential Information of the Discloser, (ii) shall limit access to the same to only those employees, directors, officers, consultants and agents (collectively, such Recipient’s “Representatives”) who, under the Recipient’s direct control, will be engaged in fulfilling the Recipient’s obligations under this Agreement and who are aware of the confidential nature of the information and bound in writing (including employment contracts or manuals) to Recipient, or bound by law and aware of such obligation under law, to keep such information confidential on terms no less restrictive than those contained herein, and (iii) shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement or in a CSA Attachment or in a Firm PO.
11.3
At no time shall Discloser’s Confidential Information be employed or used by Recipient or its Representatives for any purpose other than as described herein or disclosed or provided to any Third Party, other than as provided for herein, without the prior written consent of the Discloser.
11.4
The foregoing obligations of confidentiality and non-use by the Recipient and its Representatives shall not apply to Confidential Information of the Discloser:
(i)
which was known to the Recipient prior to this Agreement as evidenced by its written records (except Confidential Information of the Discloser which was known to the Recipient as a result of prior confidential disclosures to the Recipient by the Discloser or work performed by the Recipient for the Discloser and paid by the Discloser);

(ii)
which is or becomes generally available to the public by use, publication or the like, through no fault of the Recipient or its Representatives, nor breach of this Agreement;
(iii)
which is disclosed to the Recipient by a Third Party who has the legal right to disclose such Confidential Information of the Discloser; or
(iv)
which is independently developed by the Recipient without reference to or any other use of any Confidential Information of the Discloser.
11.5
Subject to Section 11.7, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to comply with Applicable Laws, requirements of any Regulatory Authority, or if compelled under an order of a court or other legal proceeding.
11.6
Each Party will protect the other Party’s Confidential Information to the same extent that it protects its own confidential information of a similar nature, and in no event using less than a reasonable degree of care. Each Party will be responsible for any breach of the confidentiality and non-use obligations of this Agreement by its Representatives. In the event of any unauthorized disclosure or use, the Recipient shall promptly notify the Discloser in writing and use reasonable commercial efforts to remediate any damage resulting from such unauthorized disclosure or use.
11.7
Except as otherwise agreed to herein, if a Party is required by Applicable Law, court order or other legal proceeding to disclose any Confidential Information of the Discloser to a Regulatory Authority or to any other party, unless prohibited under Applicable Laws, such Party shall to the extent permitted under Applicable Laws immediately notify in writing to the other Party all details of the required disclosure in order to allow the other Party to intercede and/or oppose and/or limit and/or condition such disclosure prior to the making the same. In the event disclosure is compelled, Recipient shall disclose only the minimum Confidential Information required under Applicable Laws. All information disclosed under this Section shall continue to be deemed confidential for all other purposes.
11.8
Each of the Parties agrees and acknowledges that the breach of the confidentiality and non-use obligations provided in this Section 11 may not result in actual damages and that any remedy at law may be inadequate. Accordingly, each of the Parties further agrees and accepts that the Discloser, in addition to any other relief, may seek injunctive or other provisional relief to preserve its rights under this Agreement upon application to a court of competent jurisdiction.
11.9
Except as otherwise provided in this Section 11, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by this Section 11.9 and as permitted under Sections 11.4 and 11.7. Additionally, either Party shall have the right, if previously agreed in writing with the other Party, to issue press releases relating to future events occurring in connection with this Agreement subject to confidentiality obligations as set forth above. Each Party shall have the right to disclose the terms of this Agreement and any CSA Attachment as required by Applicable Laws including without limitation disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by either Party or its Affiliates are traded. The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange on which securities issued by a Party or its

Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange as the case may be.
11.10
Upon termination or expiration of this Agreement, each Party shall, upon the other Party’s request, immediately deliver to the other (and cause any of its Representatives to so deliver), at such Party’s expense, all Confidential Information of the other Party, including without limitation any and all copies, duplications, summaries and/or notes thereof or derived thereof, regardless of the format, and all remaining samples of Product that FIS supplies to Acadia or Materials, provided however, that both Parties may keep original documents, copies and samples to the extent such retention is required by any Applicable Laws or for archival purposes subject to a continuing obligation of confidentiality.
11.11
The Recipient shall not obtain, and shall not attempt to obtain, patent coverage or any other sort of proprietary right on the Confidential Information of the Discloser or on any invention, substance, or process that could not have been made but for knowledge of such Confidential Information. Neither Party shall be deemed by this Agreement to have granted to the other Party any right or license under any patent application, issued patent, know-how or other proprietary information of such Party except as expressly set forth herein.
12.
Term and Termination
12.1
This Agreement shall become effective on the Effective Date and, unless earlier terminated in accordance with this Agreement, shall continue in full force and effect for an initial period of three (3) years (the “Initial Period”).
12.2
This Agreement shall automatically renew for consecutive two (2) year periods each, unless one of the Parties notifies the other of its election not to renew this Agreement either (a) at least twelve (12) months prior to the renewal date, or (b) if there remains open a binding period set for in a CSA Attachment, then notice to not renew must be at least sixty (60) days greater than the length of the binding period. If such a notice is timely provided prior to the end of the Initial Period or any renewal period then in effect, this Agreement shall terminate upon the expiration of such term.
12.3
Each Party may terminate this Agreement or any outstanding CSA Attachment (i) for material breach by the other Party, (ii) upon [***] calendar days written notice to the other Party specifying the nature of such material breach and (iii) if such breach has not been substantially cured within such [***] day period.
12.4
At any time in which no CSA Attachment remains outstanding, either Party may terminate this Agreement upon thirty (30) calendar days prior written notice to the other Party.
12.5
Acadia may, with or without cause, fully or partially cancel any CSA Attachment without terminating this Agreement, upon ninety (90) calendar days written notice to FIS, provided, that in such case, to the extent the relevant CSA Attachment does not set forth specific terms for amounts payable for cancellation of such CSA Attachment, Acadia shall,
(a)
pay FIS for work actually performed up to such termination date, at the full rate applicable under the CSA Attachment;

(b)
reimburse FIS the full value of any Products for which a Firm PO and/or Binding Part of a Rolling Forecast were delivered to FIS by or on behalf of Acadia in accordance with Section 3 of this Agreement or the applicable CSA Attachment.
(c)
reimburse FIS for all costs incurred or irrevocably committed by FIS prior to the notification date; and
(d)
reimburse FIS for the full out-of-pocket costs of any non-returnable auxiliary material (including, without limitation, Raw Materials and packaging material) purchased by FIS for manufacture and release of the Product that cannot be used for the manufacture of other products.

Acadia shall pay FIS’s invoice for the aggregate amount payable under this Section 12.5 within [***] calendar days from Acadia’s receipt of the invoice.

12.6
Either Party may terminate this Agreement immediately by providing written notice to the other Party:
(i)
to the extent allowed by Applicable Laws, upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings by or against the other Party (and if such proceedings are by or against FIS, to the extent and as soon as legally practicable, FIS will provide written notice of such proceedings to Acadia after such filing or institution so that Acadia may take possession of its property, including Product, unless Applicable Laws at the Facility provide for additional legal requirements prior to Acadia taking possession); provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall become effective in compliance with Applicable Laws; or
(ii)
if the other Party ceases for any reason to carry on its business, or makes an assignment for the benefit of its creditors, or is the subject of any proposal for a voluntary arrangement.
12.7
Upon termination of this Agreement FIS will assist Acadia with regard to the transfer of all technology and information belonging to the latter and relating to (a) the Product, including the processing or manufacturing of the Product; (b) all information belonging to or acquired by Acadia under this Agreement; and (c) any relating documentation (collectively “Technology Transfer”) at Acadia’s cost, if such termination was caused by ACADIA. In the event termination is caused by FIS, FIS will bear the costs of such Technology Transfer. FIS will complete the Technology Transfer as soon as reasonably possible but no later than [***] Business Days after such expiration or termination, unless Acadia and FIS agree in good faith on different deadlines.
12.8
Expiration or termination of this Agreement shall be without prejudice to any right or obligation that accrued to the benefit of either Party prior to such expiration or termination. In the event of an expiration or termination of this Agreement, FIS shall promptly return to Acadia, at Acadia’s expense and direction, any remaining inventory of Product(s), Consigned Materials and Safety Stock.
12.9
Neither the expiration nor the termination of this Agreement or any CSA Attachment, in whole or in part, shall relieve the Parties of their obligations incurred prior to such expiration or termination. All provisions that, by their express or implied terms, are meant to survive termination of this Agreement, in particular all rights and obligations set forth in this Section 12 (Term and Termination) and in Sections 1 (Definitions), 4 (Compensation and Terms of Payment), 7

(Intellectual Property), 9 (Representations and Warranties), 10 (Liability and Indemnity), 11 (Confidentiality) 13 (Miscellaneous) and 14 (Governing Law and Arbitration) shall continue irrespective of such termination.
13.
Miscellaneous
13.1
No set-off. Neither Party shall be entitled to set off any of its rights or obligations under this Agreement against the rights or obligations of another Party without having first obtained the prior written consent (email consent is sufficient) of that other Party.
13.2
Subcontractor. FIS shall be entitled to engage any subcontractor for conducting any portion of the Services with the prior written consent of Acadia pursuant to Section 2.1. If a subcontractor is appointed, FIS shall be responsible for all work performed by such subcontractor as if performed by itself.
13.3
Force Majeure. Notwithstanding any other provisions herein, a Party shall be excused from performing its obligations under this Agreement (other than obligations of payment for Services actually rendered) to the extent that its performance is delayed or prevented by any cause beyond such Party’s reasonable control, including, but not limited to fire, explosion, weather, disease, pandemic, war, terrorist act, insurrection, civil strike, riots, government action, force majeure affecting FIS suppliers (provided that reasonable evidence of the supplier force majeure is provided to Acadia), disruption in relevant transportation, power failure or energy shortages (each, a “Force Majeure Event”). Performance shall be excused only to the extent of and during the reasonable continuance of such Force Majeure Event. Any deadline or time for performance specified in this Agreement that falls due during or subsequent to the occurrence of any of the Force Majeure Event shall be automatically extended for a period of time equal to the period of such Force Majeure Event. The prevented Party shall immediately notify the other Party if, by reason of any Force Majeure Event, the prevented Party is unable to meet any deadline or time for performance specified in this Agreement. In the event that such Force Majeure Event cannot be removed or overcome within [***] days (or such other period as the Parties jointly shall determine) from the date the Party affected first became affected, then either Party may at any time after the expiration of such period, by written notice to the other Party, either (i) suspend this Agreement for as long as such Force Majeure Event continues to exist, or (ii) terminate this Agreement with immediate effect and Section 12.5 (a), (c) and (d) shall apply and upon payment the title of materials transfers to Acadia.
13.4
Precedence of Agreement. Each CSA Attachment shall be subject to the terms and conditions of this Agreement. The terms and conditions outlined in this Agreement shall prevail over any terms and conditions outlined in any CSA Attachment, unless expressly provided to the contrary in an applicable CSA Attachment. Additionally, the terms and conditions outlined in this Agreement shall prevail over any terms and conditions outlined in a purchase order for Services or Product or any general terms and conditions of a Party, and such terms and conditions are hereby expressly excluded from this Agreement. In case of discrepancies between this Agreement and an Annex hereto, the provisions of this Agreement shall prevail.

In the event of inconsistencies between this Agreement and the Quality Agreement, the terms of the Quality Agreement shall control with respect to quality requirements and this Agreement shall control with respect to all other matters.

In the event of inconsistencies between this Agreement and the Master Services Agreement, the terms of the Master Services Agreement shall control with respect to services performed and/or products supplied thereunder and this Agreement shall control with respect to performance of Services or supply of Product contemplated by this Agreement or provided pursuant to any CSA Attachment hereunder.

13.5
No assignment. This Agreement, including the performance of any CSA Attachment, shall not be assigned by FIS, without the prior written consent of Acadia which consent shall not be unreasonably withheld. Acadia may assign this Agreement to its successors and assigns or to any Affiliate of Acadia. Any attempted assignment in violation hereof shall be void. Subject to the foregoing restrictions, this Agreement shall be binding on the Parties and their respective successors and permitted assigns.
13.6
No waiver. The failure by either Party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute or be construed to constitute a waiver of the same or affect that Party's rights thereafter to enforce or exercise the same.
13.7
Independent Parties. Nothing in this Agreement shall be deemed or construed to constitute or create between the Parties hereto a partnership, joint venture, agency, or other relationship other than as expressly set forth herein. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party shall have authority to speak for, represent or obligate the other Party in any way without prior written consent of the other Party.
13.8
Entire Agreement. This Agreement, together with the CSA Attachments and the Quality Agreement, contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto except as provided in the next sentence. Acadia and FIS agree that this Agreement does not supersede the Master Services Agreement or the related quality agreement, which shall remain in full force and effect. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by both Parties.
13.9
Severability. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and this Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either Party, the Parties shall attempt to renegotiate such provision in good faith. The fact that any provision of this Agreement shall be prohibited or unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Parties to this Agreement waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.
13.10
Notices. Any notice required under this Agreement shall be effective only if it is in writing and (i) delivered in person or (ii) deposited with a internationally recognized overnight courier service, or (iii) sent by registered mail or (iv) dispatched by e-mail (pdf), in which case if receipt of such notice is not confirmed by the recipient within two (2) Business Days, then the original sender shall confirm notice of delivery by the means outlined above in (i), (ii), or (iii) within five (5) Business Days; in either case any notice is to be addressed to the applicable address set forth below or any other address as designated by either Party.

if to FIS: F.I.S. Fabbrica Italiana Sintetici S.p.A.

Telephone:

Attn.:

Email:

if to Acadia:

Acadia Pharmaceuticals Inc.

Telephone:

Attn.:

Email:

Either Party may change the above addresses, but no such change shall have any effect until the other Party has been properly notified with written notice of the change of the address.

13.11
Compliance with Laws. Each Party shall comply with all Applicable Laws governing its performance of the terms of this Agreement, including, but not limited to, those relating to health, safety and the environment, fair labor practices, unlawful discrimination, debarment, anti-corruption and anti-bribery laws.

Each Party represents and warrants to the other Party that it has adopted a code of conduct/code of ethics and agrees and undertakes that during the continuance of this Agreement it shall comply with said code of conduct/code of ethics and shall refrain from engaging in any behaviors or relationships in violation of the principles and/or provisions contained therein.

13.12
Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representatives, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. An electronic signature is the legally binding equivalent of a hand-written signature and shall have the same force and effect as an original signature. Signatures delivered by electronic means, and signed counterpart PDFs delivered by email shall have the same force and effect as original signatures.
14.
Governing Law and Arbitration
14.1
This Agreement shall be governed and construed in accordance with the laws of Switzerland irrespective of its conflicts of laws principles.

14.2 Any and all disputes or controversies in way arising out of or in connection with, regarding or concerning or related to, this Agreement, including but not limited those concerning its validity, enforceability, interpretation and/or enforcement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by [***] appointed by ICC in accordance with the said Rules. The arbitration shall be held in [***] and the arbitration shall be in the English language. The sole arbitrator shall decide the dispute in accordance with Switzerland substantive laws.

List of Annexes

Annex	Description

A B	Sample CSA Attachment Sample Change Order

[Signature Page Follows]

The undersigned are duly authorized representatives of their respective Party and hereby agree to the terms of this Agreement to be effective as of the Effective Date.

F.I.S. - Fabbrica Italiana Sintetici S.p.A.

By: /s/ Michele Gavino
Name: Michele Gavino

Title: CEO

Acadia Pharmaceuticals Inc.

By: /s/ Bob Mischler
Name: Bob Mischler

Title: SVP, Strategy and Technology Operations

ANNEX A – Sample CSA Attachment

CSA Attachment No. [#]

This CSA Attachment [#] (CSA Attachment), effective as of [DATE] (CSA Effective Date), is entered into between [Entity] (FIS) and Acadia Pharmaceuticals Inc. (Acadia) under the Commercial Supply Agreement dated ……… between the parties (the Agreement). Pursuant to the Agreement, FIS has agreed to perform certain Services in accordance with written CSA Attachments, such as this one, entered into from time to time. Capitalized terms used in this CSA Attachment and not otherwise defined have the meanings given to them in the Agreement.

The Parties hereby agree as follows:

1. CSA Attachment

This document constitutes a CSA Attachment under the Agreement and this CSA Attachment and the Services contemplated herein are subject to the terms and provisions of the Agreement. Except if expressly modified in this CSA Attachment, the terms of the Agreement are hereby incorporated by reference herein.

2.
Services, Product, and Materials

A. Services: [TBD]

B. Product: [TBD]

C. Consigned Material: [TBD]

D. Raw Materials: [TBD]

3.
Commercial Terms

A Purchase requirements: [TBD]

B. Minimal order quantity: [TBD]

C. Sales price: The below sales price shall apply to each order placed by Acadia under this CSA Attachment.

Volume Range (kg)	Target (____/kg)	Consigned RM Value ($/kg)	Toll manufacturing unit price (____/kg)

D. Storage Fee: [TBD]

E. Price Adjustment: At either Party’s request, FIS and Acadia will jointly review cost saving factors at the end of each calendar year, in relation to FIS’s or Acadia’s investments, and make in writing any necessary adjustments to the price with regard to the benefits coming from such cost savings. In principle, any cost saving arising out of any investment made by a Party shall be passed along to the Party responsible for cost savings.

F. In the event of any increase in the manufacturing cost of the Product, such as the cost to purchase Raw Materials, logistics, energy or utilities, the Parties shall, at the insistence of FIS, forthwith meet and negotiate in good faith to mutually agree in writing on a revision to the price consistent with the increases to the overall Product cost. FIS agrees to provide supporting information and documentation as reasonably requested by Acadia to evidence such increase in the cost to produce [Product]. Notwithstanding anything in this CSA Attachment to the contrary, FIS shall have the right to request negotiations as described in this paragraph no more than once per calendar year or twelve month period, whichever is later, during the term of this CSA Attachment. The Parties will both use commercially reasonable efforts to reach agreement on the revision to the price within sixty (60) days after receipt by Acadia of the request and all such information and documentation.

G. This CSA Attachment may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representatives, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. An electronic signature is the legally binding equivalent of a hand-written signature and shall have the same force and effect as an original signature. Signatures delivered by electronic means, and signed counterpart PDFs delivered by email shall have the same force and effect as original signatures.

H. Rolling Forecast: [TBD]

I. Cancellation Policy: [TBD]

J. Term: This CSA Attachment shall become effective on the CSA Effective Date and, unless earlier terminated in accordance with the Agreement, shall continue in full force and effect through [DATE] (“Initial Period”). [If there’s an automatic renewal, add :After the Initial Period, this CSA Attachment shall automatically renew for [1 year or consecutive 2 year periods], unless one of the Parties notifies the other of its election not to renew this CSA Attachment at least [X] months prior to the end of the Initial Period or any renewal period then in effect, in which case this CSA Attachment shall terminate upon the expiration of such term. This CSA Attachment may be terminated earlier subject to and in accordance with the terms and conditions contained in the Agreement.

K. [Period for Latent Defects if other than 24 months from receipt per Section 3.9 of the Agreement.]

L. Miscellaneous. Should any technical issue arise which could not have been foreseen earlier and which should result in a time or cost increase, Acadia and FIS will negotiate and agree on a mutually acceptable resolutions to the issue. FIS declares to have put in place appropriate safety measures as dictated by current health, safety and environmental regulations and laws and undertakes to scrupulously respect the terms and conditions as defined herein and any Firm PO, except in case the performance of these obligations or undertakings are hindered or prevented by a Force Majeure Event (as defined in the Agreement).

[Signature Page Follows]

The undersigned hereby agree to the terms of this CSA Attachment to be effective as of the CSA Effective Date.

FIS [Entity]

………………………………………. ……………………………………….
Name / function Name / function

Acadia Pharmaceuticals Inc.

………………………………………. ……………………………………….
Name / function Name / function

ANNEX B – Sample Change Order

Change Order No. [#]

This Change Order [#1] (Change Order), effective as of [DATE] (Change Order Effective Date), is made to the CSA Attachment No [#] dated [Date] (the “CSA Attachment”), between [Entity] (FIS) and Acadia Pharmaceuticals Inc. (Acadia) under the Commercial Supply Agreement dated ……… (the Agreement).

The following changes are hereby made to the CSA Attachment (attach additional pages if necessary):

I. Change to Fees and Expenses

How will additional expense be billed? FORMCHECKBOX Time and Material Basis FORMCHECKBOX Lump Sum

CSA Attachment fee due to this Change Order will be increased/decreased by:

$___________________

The new total CSA Attachment fee due to this Change Order will be:

$___________________

II. Change to Timeline:

The timeline for performance will be increased/decreased by ________calendar days.

The date for completion of all work under this Change Order will be ___________.

III. Except as expressly amended by this Change Order, the CSA Attachment shall remain in full force and effect. This Change Order may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representatives, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. An electronic signature is the legally binding equivalent of a hand-written signature and shall have the same force and effect as an original signature. Signatures delivered by electronic means, and signed counterpart PDFs delivered by email shall have the same force and effect as original signatures.

FIS [Entity]

………………………………………. ……………………………………….
Name / function Name / function

Acadia Pharmaceuticals Inc.

………………………………………. ……………………………………….
Name / function Name / function